Exhibit 99.2

Infinera Reaffirms Q2 Guidance and Provides Initial Q3 and Updated

FY08 Revenue Outlooks

Financial Update Accompanies Announcement of Major Tier- One Win at Deutsche Telekom

Sunnyvale, CA.—June 16, 2008— Infinera Corporation (NASDAQ: INFN) today reaffirmed its guidance for the second fiscal quarter ending June 28, 2008; provided initial revenue guidance for its third quarter ending September 27, 2008; and provided an updated revenue outlook for fiscal year 2008 ending December 27, 2008 that is lower than its previous annual outlook.

The Company provided the financial update today in conjunction with its separate announcement that Deutsche Telekom (DT), one of the world’s largest telecom carriers, has selected a new DWDM system from Infinera for its pan-European network. This represents a major win for Infinera at a Tier One carrier. As a result of the initial deployment of the Infinera DTN system with DT, Infinera expects to incur one-time charges totaling approximately $4 million during its second and third quarters.

For its second quarter, the Company reaffirmed its expectation to achieve results within its original guidance set on April 22 of adjusted GAAP revenues between $88 million and $90 million and EPS between $0.01 per share and $0.02 per share. The Company also indicated that it expects to have added at least two new customers in the June quarter, not including DT. The Company will announce its final results for the second quarter on Tuesday, July 22 after the market closes.

For its third quarter, the Company is providing initial preliminary guidance of adjusted GAAP revenue in the range of $75 million to $80 million. As a result, the Company now expects adjusted GAAP revenue for fiscal 2008 to grow approximately 10 percent from its fiscal 2007 invoiced shipments of $309.3 million. Previously, the Company had anticipated year over year adjusted GAAP revenue growth of approximately 25 percent.

The Company attributed the anticipated quarter over quarter revenue decline in the third quarter to current indications that the existing North American customer base will purchase less product in Q3 than previously anticipated. The Company believes this is related to the timing of new network builds at existing customers and the sales cycle with potential new customer wins, along with a product transition associated with its recently announced new system.

Jagdeep Singh, President and Chief Executive Officer of Infinera, said: “Our expected Q2 results and the recently announced DT win demonstrate that Infinera continues to win in the DWDM marketplace. We believe this is because we offer the world’s best optical solutions and because we provide the only viable path with which customers can scale their networks to meet bandwidth growth needs into the next decade.

“While the preliminary outlook for our fiscal third quarter is lower than anticipated, we do not believe we have lost any existing customers, we do not believe that we have yielded any market share, and we are confident we will continue to add new customers during the rest of the year. Today’s win with Deutsche Telekom and ongoing engagements with other leading carriers worldwide give us continued confidence in the strength of the long term strategy and growth outlook for Infinera.”

Footnote: Adjusted GAAP results exclude the impact of the roll off of certain GAAP ratable revenues which were previously included as invoiced shipments and the exclusion of non-GAAP noncash stock-based compensation from our costs and expenses. Prior to the achievement of VSOE for our services, we presented our results on an invoiced shipment basis. Since we achieved VSOE, we now report our non-GAAP results on an Adjusted GAAP basis. There is no substantive difference between Adjusted GAAP and Invoiced Shipment results for the periods addressed in this release.

CONFERENCE CALL TODAY

An investment community conference call to discuss today’s announcements will be held today, Monday, June 16th at 2PM PDT/5PM EDT and will be accessible live and on an archived basis as follows:

Audio Webcast: www.infinera.com, click on investors.

Live Dial-in: 1-800-593-7215 (toll-free)

1-210-234-0004 (international)

Passcode: Pic

Telephone Replay: 1-800-937-6972 (toll-free)

1-402-220-3138 (international)

No passcode.

For further information

Media: Jeff Ferry Infinera Tel (408) 572-5213 jferry@infinera.com	Investors: Bob Blair Infinera Tel. (408) 716-4879 bblair@infinera.com

About Infinera

Infinera provides Digital Optical Networking systems to telecommunications carriers worldwide. Infinera’s systems are unique in their use of a breakthrough semiconductor technology: the photonic integrated circuit (PIC). Infinera’s systems and PIC technology are designed to provide optical networks with simpler and more flexible engineering and operations, faster time-to-service, and the ability to rapidly deliver differentiated services without reengineering their optical infrastructure. For more information, please visit www.infinera.com.

Forward Looking Statements

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Infinera as of the date hereof; and actual results could differ materially from those stated or implied, due to risks and uncertainties. Forward-looking statements include statements regarding Infinera’s expectations, beliefs, intentions or strategies regarding the future such as the expectations, plans, prospects, or financial results for Infinera, which include but are not limited to the outlook stated above, the benefits and capabilities of Infinera’s Digital Optical Networks architecture, including its quality and reliability, Infinera’s belief that the announcement with DT represents a major win with a Tier One carrier; Infinera’s ability to add at least two new customers; Infinera’s belief that we have not yielded any market share, and confidence in our ability to continue to add new customers during the rest of the year; Infinera’s belief regarding the reasons for the moderation in growth anticipated for the third quarter; Infinera’s belief that we continue to win in the marketplace and the reasons we continue to win, and other statements that can be identified by forward-looking words such as “anticipated,” “believed,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to successfully install our DWDM system in Deutsche Telekom’s network, aggressive business tactics by our competitors, our dependence on a single product, our ability to protect our intellectual property, claims by others that we infringe their intellectual property, our manufacturing process is very complex, product performance problems we may encounter, our dependence on sole or limited source suppliers, our ability to respond to rapid technological changes, our ability to maintain effective internal controls, the ability of our contract manufacturers to perform as we expect, general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our annual report filed on Form 10-K filed with the SEC on February 19, 2008 and our public announcements, reports to stockholders and other documents filed with or furnished to the Securities and Exchange Commission. These statements are based on information available to us as of the date hereof and we assume no obligation to update the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise.

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